Exhibit 99.3

Cyclerion Therapeutics - Korsana Biosciences

Merger Agreement Announcement Conference Call

Wednesday, April 1

8:00am ET

Call Participants

Jon Violin, PhD

CEO, Korsana Biosciences

Regina Graul, PhD

CEO, Cyclerion Therapeutics

Rhonda Chicko

CFO, Cyclerion Therapeutics

Prepared Remarks

Operator

Good morning, and welcome to the Cyclerion Therapeutics-Korsana Biosciences Merger Agreement Announcement Conference Call. I would like to remind you that this call is being recorded for replay, and all attendees will be in listen-only mode.

I will now turn the conference call over to Rhonda Chicko, Chief Financial Officer of Cyclerion Therapeutics.

Rhonda Chicko

Thank you and good morning. Before we begin, I’d like to remind you that during this call, we may make forward-looking statements. These statements include expectations of both Cyclerion’s and Korsana’s management teams regarding the proposed transaction, including its anticipated timing and financial terms, and the post-closing ownership structure of Cyclerion. They also include expectations about Korsana’s lead program KRSA-028 and its THETA platform, including the potential differentiation from other therapies, clinical development plans and regulatory filing timelines, expectations for additional pipeline programs, and the anticipated cash position and runway of the combined company. These forward-looking statements are subject to certain risks and uncertainties.

Our actual results may differ materially from expectations. For a discussion of risks and uncertainties, please review the descriptions included under the heading “Risk Factors” and “Business” in Cyclerion’s most recent Annual Report on Form 10-K filed with the SEC, as well as other SEC filings made by Cyclerion from time to time. In addition, Cyclerion intends to file a proxy statement/prospectus with the SEC in connection with the proposed merger transaction, which will contain important information about Korsana, the combined company, and additional risk factors related to the transaction. Investors are urged to review the proxy statement/prospectus carefully when it becomes available. These filings are available through the website maintained by the SEC at www.sec.gov and also available on Cyclerion’s website.

All forward-looking statements are made as of today’s date. Except to the extent required by law, we do not undertake any obligation to update any forward-looking statements. We also caution you against placing undue reliance on any forward-looking statements.

I will now turn the conference call over to Regina Graul, Chief Executive Officer of Cyclerion.

Regina Graul

Thank you, Rhonda, and good morning. Joining me today is Jonathan Violin, Chief Executive Officer of Korsana Biosciences. In our press release this morning, we announced a merger agreement between Cyclerion and Korsana. Upon completion of this all-stock transaction, the combined company plans to operate under the name Korsana Biosciences, and Jon is expected to lead the company as its CEO.

I will review certain details of our proposed transaction with Korsana, as well as a concurrent private placement by a group of leading biotech investors to support Korsana’s pipeline programs. Jon will then provide an overview of Korsana, including its lead program and platform technology.

In support of the proposed merger, Korsana has secured a private placement of approximately $[XX] million from a syndicate of investors led by [Fairmount, Venrock Healthcare Capital Partners, and _________, with participation by _________, and other leading investment management firms]. The financing includes subscriptions by such investors to purchase Korsana common stock and pre-funded warrants exercisable for shares of Korsana common stock and is expected to close immediately prior to the completion of the merger.

The company’s combined cash position at closing, including the funds from the private placement, is expected to provide a runway into 2029 and fund Korsana’s KRSA-028 program through key clinical milestones in 2027. Under the terms of the agreement, as of the closing of the transaction, pre-merger Cyclerion shareholders are expected to own approximately [XX]% of the combined company. Pre-merger Korsana shareholders, inclusive of those participating in the private placement, are expected to own approximately [XX]% of the combined company as of the closing of the transaction. The percentage of the combined company that Cyclerion shareholders will own as of the closing of the transaction is subject to adjustments based on the estimated amount of Cyclerion net cash immediately prior to the closing date.

We expect the merger transaction to close in [the third quarter of 2026], subject to receipt of shareholder approvals and customary closing conditions.

I would like to thank the Board members of both Cyclerion and Korsana for their support in approving the transaction, which is the result of a comprehensive strategic review by Cyclerion’s Board and management team. We believe this is the best path forward for Cyclerion and our shareholders.

Furthermore, we are confident in the ability of Korsana’s seasoned leadership team to execute their vision of developing potential best-in-class therapies for neurodegenerative diseases with significant unmet needs. Through their proprietary platform and innovative pipeline, we believe the combined company is well-positioned to deliver on their key clinical milestones in the coming years.

With that, I will pass the conference call over to Jon.

Jonathan Violin

Thank you Regina, and good morning to everyone joining our call today.

First of all, I would like to thank the Cyclerion management team and Board for their support throughout this process and confidence in our strategy and clinical development plan.

I’m grateful for the opportunity to lead the combined company, and excited for the work ahead to discover and develop novel therapies to reduce the burden of neurodegenerative diseases – one of the largest unmet medical needs of our time.

I’ll share more about Korsana and our lead program KRSA-028, but first I’d like to note that listeners can access additional information about Korsana in our corporate presentation on our website, Korsana.com.

Korsana is the seventh company launched with assets that were discovered by the team at Paragon Therapeutics, who have a remarkable track record of creating precision-engineered biologics with potential to become best-in-class therapeutics. With this foundation, Korsana is advancing a pipeline of potential best-in-class therapeutics for neurodegenerative disorders.

Our lead program is KRSA-028, a novel and differentiated shuttled version of a pyroglutamate amyloid beta antibody for Alzheimer’s disease. Approximately 13 million Americans are projected to have Alzheimer’s by 2050, with long-term healthcare costs projected to be over $1 trillion by that time. This is a disease with a massive and growing unmet need, and we believe that Korsana is well-positioned to provide a best-in-class therapeutic for patients who deserve better options than what is currently available.

Korsana’s vision for advancing the treatment of Alzheimer’s disease is grounded in four key beliefs.

First, we believe that Alzheimer’s is at an inflection point. While it’s clearly one of the biggest unmet needs in medicine, it is now, finally, a derisked opportunity from a technical perspective. Two first generation amyloid-targeting drugs are now approved, validating the therapeutic approach – but they leave substantial room to improve on safety, efficacy, and convenience.

Second, we believe that shuttling technology – the ability to carry therapeutics to target tissues – increases brain exposure of amyloid-targeting drugs, remarkably improving their therapeutic profile, and is the best way to optimize amyloid-targeting drugs to treat diseases like Alzheimer’s.

Third, we believe our approach, based on our proprietary Therapeutic Targeting platform, or THETA, has the potential to deliver a best-in-class product, supported by a seasoned leadership team of drug developers that have the experience and capability to bring novel therapeutics to market.

And finally, we believe there is a path to rapid value creation with investigational products for Alzheimer’s disease. Advancements in imaging biomarkers now enable precise measurement of amyloid plaque clearance in small numbers of patients, accelerating timelines to generate proof-of-concept data and making this an attractive space for investment.

[pause]

Our initial focus is to develop a durably best-in-class amyloid-targeted therapy for Alzheimer’s – and we think we have that in KRSA-028. We optimized KRSA-028 based on lessons learned from the two approved amyloid-targeting products, investigational products like Roche’s trontinemab, and important discoveries made in partnership with our colleagues at Paragon Therapeutics. Notably, trontinemab is the first shuttled amyloid drug with clinical data, and it shows more rapid and thorough plaque clearance from the brain of Alzheimer’s patients compared to trials of non-shuttled drugs. Strikingly, the trontinemab clinical data show a markedly lower rate of amyloid-related imaging abnormalities, or ARIA, compared to trial data for non-shuttled drugs. Both approved amyloid-targeting drugs carry black box warnings for ARIA, and it has been a serious concern for this class of medications – so the trontinemab data have been met with high enthusiasm.

However, while trontinemab has served as a clear proof-of-concept for shuttle technology, its clinical data show substantial room for improvement.

In preclinical studies, trontinemab targets and depletes reticulocytes, which can interrupt erythropoiesis and lead to anemia. Clinical data show a 10 to 20 percent rate of anemia and trends of reduced mean hemoglobin in patients on trontinemab. Furthermore, trontinemab treatment is burdensome, requiring monthly intravenous infusions, and a high rate of infusion-related reactions requires pretreatment with steroids.

For patients, matching trontinemab’s efficacy while improving on these factors will be a welcome advance. And in fact, we have promising preclinical data that point to the potential of -028 as a best-in-class therapeutic in Alzheimer’s.

In partnership with the team at Paragon Therapeutics, we designed KRSA-028 to maximize efficacy, safety, and tolerability, including avoiding the anemia risk associated with trontinemab and other TfR1-shuttled molecules. We also designed KRSA-028 to optimize pharmacokinetics and biophysical properties to enable infrequent, low volume, subcutaneous dosing.

To maximize efficacy, KRSA-028 targets the pyroglutamate form of amyloid beta, which is enriched in plaques, making -028 a plaque-selective therapeutic versus molecules that target other amyloid beta species. Clinical trials of plaque-selective antibodies have shown more robust plaque clearance and numerically greater slowing of cognitive decline than antibodies that target other amyloid forms. We think this makes -028 well positioned to maximize the clinical benefit of anti-amyloid therapy.

To avoid anemia, and potentially to improve safety and tolerability, we designed KRSA-028 to include selective effector function modulation. We wanted to preserve anti-dependent phagocytosis, or ADCP, believed to be the mechanism by which the approved anti-amyloid drugs clear amyloid plaques – but we wanted to reduce other antibody effector functions, which we hypothesized were responsible for the reticulocyte destruction and other adverse immune effects of trontinimab, potentially including its infusion-related reactions. To achieve this, we incorporated a number of clinically precedented point mutations in the Fc region of the molecule, designed to reduce antibody-dependent cellular cytotoxicity, or ADCC, and complement-dependent cytotoxicity, or CDC, while preserving ADCP.

In addition, to improve pharmacokinetics to lower the dose and dose frequency required for efficacy, we also included clinically validated Fc modifications to extend half-life.

Finally, to shuttle KRSA-028 into the brain, we designed KRSA-028 to include a TfR1-binding antibody fragment that matches the clinically validated binding epitope and affinity of trontinemab.

Our preclinical data, which you can review in our corporate presentations, show that KRSA-028 delivers all the features we desired. It facilitates phagocytosis, matching the activity and potency of the approved pyro-glu amyloid-targeted drug donanemab. Compared to trontinemab, it achieves higher and more sustained exposure, does not destroy reticulocytes, and delivers 5- to 6-fold higher brain concentrations. We’ve also formulated KRSA-028 at high concentrations with low viscosity and high stability – all important for subcutaneous administration – and our modeling suggests it should match trontinemab efficacy at a low injection volume, well within the range needed for clinically proven autoinjectors.

We plan to initiate clinical development with an integrated Phase 1/2 design, beginning with single ascending doses in healthy volunteers, followed by multiple ascending dose cohorts in early Alzheimer’s patients. We will then enroll expansion cohorts at select doses to further characterize activity, safety, and tolerability and enable Phase 3 dose selection. We intend to file a CTN by the end of this year to initiate the SAD arm in healthy volunteers in Australia, and an IND at the beginning of 2027 to initiate the MAD arm in early Alzheimer’s patients. With this plan, we expect a key derisking readout from healthy volunteers in mid-year 2027, including data for half-life extension, hematologic safety, and CNS penetration. We then expect the first interim proof-of-concept data in Alzheimer’s patients by the end of 2027, using PET tracers to evaluate how quickly plaque is cleared. From there, we expect a rich stream of clinical data readouts as we complete dose-ranging and enroll expansion cohorts to collect all the data we believe we’ll need to discuss a pivotal Phase 3 program with global regulators. The transaction we announced today funds all of this, putting the combined company in a very strong position to accelerate the development of KRSA-028, with cash runway into 2029.

We believe KRSA-028 has best-in-class potential, and the technology behind it provides us a platform to build a broader pipeline. We call the combination of our proprietary TfR1 binding sequence and Fc engineering the Therapeutic Targeting platform or THETA. It has enabled us to initiate discovery programs for other CNS targets and indications where a subcutaneous, anemia-free shuttle can deliver best-in-class profiles. We aren’t revealing these programs yet for competitive reasons, but look forward to disclosing them later this year or in 2027.

[pause]

As some of you know, I’ve led the founding and growth of multiple biopharmaceutical companies. I’ve never been more excited about a company’s prospects as I am for Korsana – and I look forward to the important progress I believe we’ll make, together, in the coming years. We have a stellar team, an incredibly promising molecule in KRSA-028, and an immense opportunity in our pipeline. This is all anchored in a clear vision: delivering the best possible medicines for some of humanity’s most devastating diseases. I’d like to thank the team at Paragon Therapeutics for their partnership, the Korsana team for joining this mission, and Korsana’s investors for their support. We have important work ahead, and I look forward to sharing updates on our progress with you over the coming months and years.

With that, I will now conclude my remarks and hand the call back to the operator. Thank you for joining the call today.

Operator

Ladies and gentlemen, this concludes the conference call today. All parties may now disconnect.